FOR RELEASE November 10, 2008

Contact: Integrated Corporate Relations

Jeanne Dellicarri or Ashley M. Ammon

(203) 682-8200

Chindex International Inc. Reports
Second Quarter FY 2009 Financial Results

—Company reports profitability in both operating divisions—
—Demand for products and services has not been impacted by financial crisis—

Bethesda, Maryland – November 10, 2008 - Chindex International, Inc. (NASDAQ: CHDX), a leading independent American provider of Western healthcare products and services in the People’s Republic of China, today announced financial results for the second quarter of fiscal year 2009.

Revenue for the second quarter of fiscal year 2009 increased 17% to $38.1 million from $32.7 million in the second quarter of fiscal year 2008, reflecting growth in inpatient and outpatient services in its hospital division and increasing demand for products and services. Revenue growth in the second quarter of fiscal year 2009 was impacted by lower than expected patient volume due to disruptions in travel and tourism related to the Olympics.

During the quarter, the Company recorded income from operations of $1.6 million, as compared to income from operations of $2.6 million for the same quarter last year. Costs and expenses for the second quarter of fiscal year 2009 increased 22% to $36.5 million as compared with $30.0 million for the prior period.

Roberta Lipson, President and CEO of Chindex, commented “We are pleased by the turnaround in our medical products business. Profitability in the division was better than expected this quarter and, as we announced last week, our revenue projections for the remainder of the year exceed our prior expectations. During the recent quarter, revenue in the healthcare services division continued to be impacted by the disruption in patterns of business travel and tourism related to the Olympics, but we do not expect this impact to continue. As we announced last week, we are increasingly optimistic about our prospects for the second half of fiscal 2009 and expect our medical products revenue to be weighted heavily toward the later part of the fiscal year.”

As disclosed previously, the Company recognized a noncash expense of $0.6 million or $0.04 per share for the change in the fair value of the derivative portion of investments in $40 million (principal value) of Certificates of Deposits (CDs) linked to various equity indices and foreign currency markets. This was a result of the significant disruptions in the world financial and credit markets. Although there was no risk to the principal portion of the investment, given an unfavorable outlook for these investments in the near-term, in October 2008 the Company redeemed the CD’s and reinvested the funds in traditional deposits with guaranteed returns.

The Company recorded a $0.3 million provision for taxes, or an effective tax rate of 22.6%, in the three months ended September 30, 2008 as compared to a provision for taxes of $0.8 million, or an effective tax rate of 34.0%, for the three months ended September 30, 2007. The provision for income taxes was positively impacted this quarter by the recognition of benefit from losses in certain entities, partially offset by the negative effect of losses in entities for which we cannot recognize benefit.

The net income for the quarter ended September 30, 2008 was $0.9 million, or $0.05 per diluted share. This compares to net income of $1.6 million for the quarter ended September 30, 2007.

Net income of $0.9 million, or $0.05 per diluted share, for the quarter includes a $0.6 million or $0.04 per share expense related to the development of the United Family Healthcare network and a noncash expense of $0.6 million, or $0.04 per share for the change in the fair value of certain derivatives associated with our investments, which was a result of the dramatic drop in markets worldwide.

Medical Products division business results:

For the second quarter of fiscal year 2009, revenue increased 9% to $19.0 million from $17.6 million for the prior year quarter. Revenue during the period included two robotic surgical systems.

Expenses for the Medical Products division increased 23.3% to $5.3 million from $4.3 million for the prior year quarter. Increased expenses during the period were a result of increased sales activity concurrent with and in advance of expected greater increases in sales.

Gross profit for the Medical Products division increased to $5.9 million from $4.6 million in the prior year’s second quarter, representing an increase in gross profit margin to 31% from 26% in the prior year’s second quarter. The gross profit margin in the current period was above historical averages due in part to higher margins on certain contract shipments which accounted for a significant portion of total division revenue in the period.

Healthcare Services division business results:

For the second quarter of fiscal year 2009, revenue increased 26% to $19.1 million from $15.1 million for the prior year quarter. The increase in revenue is attributable to growth in both inpatient and outpatient services provided in the Beijing and Shanghai markets. Revenue growth, however, continued to be negatively impacted during the July and August months due to disruptions in travel and tourism related to the Olympics.

During the period, operating costs increased 38% to $18.0 million from $13.1 million in the prior year quarter. The increase in costs was primarily due to an increase in salary expense, resulting from the renegotiation of multi-year physician contracts and an expected ramp-up in personnel needed to meet the increasing demand for services in Beijing and Shanghai, to costs related to the new clinic in Guangzhou, which opened in early October, and to other costs related to the development of the United Family Healthcare network.

Fiscal 2009 Outlook:

Lipson stated, “Regarding the remainder of fiscal 2009, with continued progress in the Medical Products division, as we noted last week we are more enthusiastic about our prospects for the second half of the year. We now expect Medical Products revenue of $50.0-$55.0 million for the second half of the year and are now reporting profitability in the division on a quarterly basis earlier than expected.

“In the Healthcare Services division, we believe this quarter’s results are reflective of the well-publicized business slowdown related to the Olympics. However, since the conclusion of the games, we have seen revenue levels return to normal and we continue to expect an increase in annual revenues of approximately 30% over fiscal 2008. Operating margins have been negatively impacted in the recent quarters primarily as a result of increased expense related to renewal of multi-year contracts for physicians in the existing markets of Beijing and Shanghai as well as development expenses for new UFH facilities. We expect to continue to see development expenses impact operations at similar levels over the next several quarters as operations in the new Guangzhou clinic get underway. Operating margins in existing markets will be slightly lower than expected due to larger than anticipated increases in compensation as reported in our first quarter results.

“Although we remain enthusiastic about our full-year operating results, we were disappointed with the effects of global economic events on our investments in certain CDs. As noted above, we have redeemed the CDs and will incur an early redemption penalty of $1.1 million which will be partially offset on the income statement by the reversal of $0.6 million of CD investment discounts previously recorded for a net charge in the third quarter of $0.5 million or an estimated $0.03 per diluted share in the third quarter of fiscal 2009. The reinvested funds will provide us a better yield over the term of the investment in the current environment.

“To date, we have not seen an impact on the demand for our products and services as a result of the world-wide financial crisis. Given the policies implemented by China in response to the crisis, we are optimistic that our business growth opportunities will not be substantially impacted by the current situation.”

Fiscal 2009 Second Quarter Conference Call

Management will host a conference call today at 8:00 am ET to discuss financial results.

To participate in the conference call, international callers dial 719-325-4797 and domestic callers dial 877-879-6174 approximately 10 minutes before the conference call is scheduled to begin.

The telephone replay will be available on the day of the call at (international) 719-457-0820 and (domestic) 888-203-1112 and continue to be available through November 26, 2008.

This call is also being webcast and will be accessible through Chindex’s website http://ir.chindex.com/events.cfm. The event will be archived and available for replay through February 10, 2009.

About Chindex International, Inc.

Chindex is an American healthcare company that provides healthcare services and supplies medical capital equipment, instrumentation and products to the Chinese marketplace, including Hong Kong. Healthcare services are provided through the operations of its United Family Hospitals and Clinics, a network of private primary care hospitals and affiliated ambulatory clinics in China. The Company’s hospital network currently operates in Beijing, Shanghai, Guangzhou and Wuxi. The Company sells medical products manufactured by various major multinational companies, including Siemens AG and Intuitive Surgical, for which the Company is the exclusive distribution partner for the sale and servicing of color ultrasound systems and surgical robotic systems respectively. It also arranges financing packages for the supply of medical products to hospitals in China utilizing the export loan and loan guarantee programs of both the U.S. Export-Import Bank and the German KfW Development Bank. With twenty-seven years of experience, approximately 1,200 employees, and operations in China, Hong Kong, the United States and Germany, the Company’s strategy is to expand its cross-cultural reach by providing leading edge healthcare technologies, quality products and services to Greater China’s professional communities. Further company information may be found at the Company’s websites, http://www.chindex.com and http://www.unitedfamilyhospitals.com.

Safe Harbor Statement

Statements made in this press release relating to plans, strategies, objectives, economic performance and trends and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, the factors set forth under the heading “Risk Factors” in our annual report on Form 10-K for the year ended March 31, 2008, updates and additions to those “Risk Factors” in our interim reports on Form 10-Q, Forms 8-K and in other documents filed by us with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as “may”, “will”, “should”, “could”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “predicts”, “forecasts”, “potential”, or “continue” or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We have no obligation to update these forward-looking statements.

Financial Summary Attached

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands except share and per share data)
(Unaudited)

	Three months ended September 30,		Six months ended September 30,
	2008	2007	2008	2007
Product sales	$19,041	$17,550	$31,538	$28,762
Healthcare services revenue	19,069	15,102	38,641	30,661

Total revenue	38,110	32,652	70,179	59,423

Cost and expenses
Product sales costs	13,187	12,916	23,083	21,285
Healthcare services costs	16,666	12,106	32,401	23,970
Selling and marketing expenses	3,265	2,782	5,724	5,466
General and administrative expenses	3,344	2,233	6,570	4,723

Income from operations	1,648	2,615	2,401	3,979
Other (expenses) and income
Interest expense	(253)	(187)	(479)	(374)
Interest income	321	74	789	141
Miscellaneous (expense) - net	(603)	(21)	(596)	(47)

Income before income taxes	1,113	2,481	2,115	3,699
Provision for income taxes	(251)	(843)	(1,415)	(1,251)

Net income	$862	$1,638	$700	$2,448

Net income per common share - basic	$.06	$.15	$.05	$.22

Weighted average shares outstanding — basic	14,400,655	11,163,020	14,360,758	10,999,713

Net income per common share - diluted	$.05	$.13	$.04	$.20

Weighted average shares outstanding — diluted	16,042,327	12,492,771	16,126,008	12,450,241

CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands except share data)

	September 30, 2008
	(Unaudited)	March 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$36,886	$79,258
Restricted cash	40	1,123
Investments	19,795
Trade accounts receivable, less allowance for doubtful accounts of $4,212 and $3,940, respectively
Product sales receivables	13,559	12,098
Patient service receivables	9,943	9,085
Inventories, net	11,040	9,796
Deferred income taxes	1,758	1,656
Other current assets	3,326	3,294

Total current assets	96,347	116,310
Noncurrent investments	19,604	—
Property and equipment, net	20,186	18,428
Noncurrent deferred income taxes	114	—
Other assets	2,036	1,241

Total assets	$138,287	$135,979

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt and vendor financing	$435	$82
Current portion of capitalized leases	36	36
Accounts payable	6,496	11,097
Accrued expenses	11,703	11,064
Other current liabilities	5,217	3,177
Income taxes payable	172	349

Total current liabilities	24,059	25,805
Long-term debt, vendor financing and convertible debentures	23,823	22,556
Long-term portion of capitalized leases	5	22
Long-term deferred tax liability	—	208

Total liabilities	47,887	48,591

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, 500,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 28,200,000 shares authorized, including 3,200,000 designated Class B:
Common stock – 13,452,007 and 13,074,593 shares issued and outstanding at September 30, 2008 and March 31, 2008, respectively	135	131
Class B stock – 1,162,500 shares issued and outstanding at September 30, 2008 and March 31, 2008, respectively	12	12
Additional paid in capital	94,150	92,586
Accumulated other comprehensive income	2,954	2,210
Accumulated deficit	(6,851)	(7,551)

Total stockholders’ equity	90,400	87,388

Total liabilities and stockholders’ equity	$138,287	$135,979

SEGMENT INFORMATION

The Company operates in two businesses: Healthcare Services and Medical Products. The Company evaluates performance and allocates resources based on profit or loss from operations before income taxes, not including foreign exchange gains or losses. The following segment information has been provided per Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information:” (in thousands)

	Healthcare Services		Medical Products	Total

As of September 30, 2008:

Assets	$95,172		$43,115	$138,287
For the three months ended September 30, 2008:
Sales and service revenue	$19,069		$19,041	$38,110
Gross Profit	n/a	*	$5,854	n/a
Gross Profit %	n/a	*	31%	n/a
Income from operations before foreign exchange	$1,052		$582	$1,634
Foreign exchange gain				14

Income from operations				$1,648
Other (expense), net				(535)

Income before income taxes				$1,113

	Healthcare Services		Medical Products	Total

As of March 31, 2008:

Assets	$93,727		$42,252	$135,979
For the three months ended September 30, 2007:
Sales and service revenue	$15,102		$17,550	$32,652
Gross Profit	n/a	*	$4,634	n/a
Gross Profit %	n/a	*	26%	n/a
Income from operations before foreign exchange	$2,040		$304	$2,344
Foreign exchange gain				271

Income from operations				$2,615
Other(expense), net				(134)

Income before income taxes				$2,481

	Healthcare Services		Medical Products	Total

As of September 30, 2008:

Assets	$95,172		$43,115	$138,287
For the six months ended September 30, 2008:
Sales and service revenue	$38,641		$31,538	$70,179
Gross Profit	n/a	*	$8,455	n/a
Gross Profit %	n/a	*	27%	n/a
Income (loss) from operations before foreign exchange	$3,827		($1,554)	$2,273
Foreign exchange gain				128

Income from operations				$2,401
Other (expense), net				(286)

Income before income taxes				$2,115

	Healthcare Services		Medical Products	Total

As of March 31, 2008:

Assets	$93,727		$42,252	$135,979
For the six months ended September 30, 2007:
Sales and service revenue	$30,661		$28,762	$59,423
Gross Profit	n/a	*	$7,477	n/a
Gross Profit %	n/a	*	26%	n/a
Income (loss) from operations before foreign exchange	$4,838		$(1,201)	$3,637
Foreign exchange gain				342

Income from operations				$3,979
Other (expense), net				(280)

Income before income taxes				$3,699

• Gross profit margins are not routinely calculated in the healthcare industry.